UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Boulevard

South San Francisco, CA

(Address of principal executive offices)

94080

(Zip Code)

Registrant’s telephone number, including area code: (650) 624-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                 Costs Associated with Exit or Disposal Activities.

On September 15, 2016, Rigel Pharmaceuticals, Inc. (“Rigel” or the “Company”) announced its determination to complete a workforce reduction constituting approximately 38% of the Company’s workforce, resulting in the elimination of 46 positions, mostly in the research area. The Company notified employees affected by the workforce reduction on September 14, 2016. All affected employees will be eligible to receive, among other things, specified severance payments based on the applicable employee’s level and years of service with the Company. The Company expects to complete the workforce reduction by December 15, 2016.

Rigel is undertaking the workforce reduction to reduce its research and development expenses in connection with its plans to build a commercial organization to support the potential launch of fostamatinib, its oral syk inhibitor, for the treatment of chronic immune thrombocytopenia (ITP). A smaller research department will continue Rigel’s mission to identify and develop novel small molecule therapeutics and will maintain active programs in immunology and oncology.

As a result of the workforce reduction, the Company expects that it will record in the third quarter of 2016, a one-time severance-related charge. The Company estimates that the cash-related charge will total $5.7 million to be recorded predominately in the third quarter of 2016.  The Company is still evaluating the charges related to the option related items. The severance-related charge, which is expected to represent cash expenditures that the Company expects to incur in connection with the workforce reduction, is subject to a number of assumptions, and actual results may differ materially. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Additional details will be provided in Rigel’s Form 10-Q for the nine months ended September 30, 2016. Also, it is possible that charges in addition to those excepted in the third quarter of 2016 may be recognized in future periods.

Item 5.02.                              Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (b), (c), (e)

On September 15, 2016, Donald G. Payan, M.D, a Rigel co-founder, provided notice of his retirement and resignation from his position as Executive Vice President and President of Discovery and Research and as a member of the Board, effective as of such date.  Dr. Payan’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  In connection with Dr. Payan’s resignation, the Company will (i) pay Dr. Payan, as severance and in accordance with certain terms, an amount in cash equivalent to two years of his current base salary plus 200% of his “Eligible Bonus,” where the Eligible Bonus is an average of the percent earned of Dr. Payan’s target bonus for performance for the last two years multiplied by his current target bonus,  (ii) accelerate the vesting of options to purchase 191,044 shares of common stock of the Company under his previous awards, (iii) modify the post-termination exercise period of such equity awards until one year following the date of termination, and (iv) if elected by Dr. Payan, pay Dr. Payan, on the first day of each month, a cash payment equal to the premium payments to extend his health insurance under COBRA for up to 18 months. As a result of Dr. Payan’s departure, the Company expects that it will record a one-time cash-related charge of approximately $1.5 million. The Company is still evaluating the charges related to the option portion of Dr. Payan’s agreement.

On September 15, 2016, Rigel also announced that Eldon C. Mayer III will be joining Rigel as Executive Vice President and Chief Commercial Officer.  Mr. Mayer is expected to start on or about October 10, 2016.

There are no family relationships between Mr. Mayer and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Mayer is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K. The Company expects Mr. Mayer to execute an offer letter and its standard form of indemnification agreement.

A copy of the press release announcing Mr. Mayer’s appointment and Dr. Payan’s retirement is furnished as Exhibit 99.1 hereto and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to the timing for completion of the workforce reduction, and the amount and expected timing related to any associated restructuring and other charges, Mr. Mayer’s start date with the Company and the severance benefits in connection with Dr. Payan’s retirement and resignation. Such forward-looking statements involve known and unknown risks, uncertainties and other factors. More information about the risks the Company faces is included under the headings “Risk Factors” in the Company’s most recently filed documents with the Securities and Exchange Commission. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

Item 9.01.                              Financial Statements and Exhibits.

(d)                                                         Exhibits.

Exhibit	Description

99.1	Press Release, dated September 15, 2016, titled “Rigel Restructures to Focus on Fostamatinib Commercialization.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2015	RIGEL PHARMACEUTICALS, INC.

	By:	/s/ Dolly A. Vance
Dolly A. Vance
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated September 15, 2016, titled “Rigel Restructures to Focus on Fostamatinib Commercialization.”